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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


      1. Elk Corporation of Dallas, a Delaware corporation, which owns all of the outstanding stock of (a) Elk Corporation of America, a Nevada corporation, (b) Elk Corporation of Alabama, a Delaware corporation,
          (c) Elk Corporation of Texas, a Nevada corporation, and (d) Elk Corporation of Arkansas, an Arkansas corporation.

      2.  Chromium Corporation, a Delaware corporation.

      3. M Machinery Company (formerly known as Mosley Machinery Company, Incorporated), a Delaware corporation, which owns all of the outstanding stock of M Service Corporation, (formerly known as Mosley Service Corporation), a Delaware corporation.

      4. GA Industries Corporation (formerly known as Gory Associated Industries, Inc.), a Delaware corporation.

      5.  OEL, LTD, d/b/a Ortloff Engineers, LTD, a Nevada corporation.

      6.  Ortloff de Venezuela, S.A., a Republic of Venezuela corporation.

      7.  Elcor Management Corporation, a Nevada corporation.

      8.  NELPA, Inc., a Nevada corporation.

      9.  Elcor Service Limited Partnership, a Texas limited partnership.